Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oppenheimer Institutional Money Market Fund:

We consent to the use of our report dated July 21, 2015, with respect to the financial statements and financial highlights of Oppenheimer Institutional Money Market Fund as of May 29, 2015, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
September 24, 2015